UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

November 10, 2010
Date of Report (Date of earliest event reported)

GLOBAL AXCESS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-17874	88-0199674
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 Belfort Parkway, Suite 165, Jacksonville, Florida	32256
(Address of principal executive offices)	(Zip Code)

(904) 280-3950
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 10, 2010, Global Axcess Corp. (the “Company”) entered into a definitive Asset Purchase Agreement to acquire substantially all of the assets of Tejas Video Partners, LTD, an owner and operator of unattended DVD rental kiosks.  Under the terms of the agreement, the Company will acquire substantially all of Tejas’ assets for approximately $1,497,000.  The purchase price consists of approximately $1,375,000 in cash (with $875,000 payable at closing and $500,000 payable by April 15, 2011) and approximately $112,000 in shares of the Company’s restricted common stock.  In addition to the base purchase price, for a period of five years following the closing, the Company will pay an additional purchase price (“Earn-out”) to Tejas of $3,500 for each new DVD kiosk site that is (i) installed by the Company pursuant to an acquired customer agreement, and (ii) which site generates $2,000 or more of gross revenues for any calendar month (the “Earn-out Threshold”).  The Earn-out will be paid by the Company on an annual basis, within forty-five days of each of the first five anniversaries following the closing.  Each annual payment will be calculated based on newly installed kiosks that met the Earn-out Threshold during the twelve month period ending on the preceding anniversary of the closing.

The acquisition is subject to customary representations and warranties and closing conditions and is expected to close by the end of November 2010.

A copy of the Asset Purchase Agreement is attached as Exhibit 10.1 to this report and is incorporated by reference herein, and the foregoing description of the terms of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Asset Purchase Agreement by and between the Company and Tejas Video Partners, LTD, dated November 10, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL AXCESS CORP.

By:	/s/ Michael J. Loiacono
Name:	Michael J. Loiacono
Title:	Chief Financial Officer

Dated:  November 12, 2010